EXHIBIT 10.4
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT to EMPLOYMENT Agreement (this “Amendment”), executed as of June 19, 2017, by and between Rice Energy Inc. (including its subsidiary and affiliate companies) (the “Employer”) and Grayson T. Lisenby (“Executive”) shall become effective immediately following the Closing (as that term is defined in the Agreement and Plan of Merger, dated June 19, 2017, among EQT Corporation (“EQT”), Eagle Merger Sub I, Inc. and the Employer (the “Merger Agreement”)), and amends the Employment Agreement, dated as of January 29, 2014, by and between the Employer and Executive (the “Agreement”).
W I T N E S S E T H:
WHEREAS, the Employer and Executive entered into the Agreement on or about January 29, 2014;
WHEREAS, the Agreement authorized the Employer and Executive to amend the Agreement by a written instrument signed by both parties;
WHEREAS, the Employer and EQT have entered into the Merger Agreement;
WHEREAS, in order to protect the Employer’s business and goodwill following the Closing, as a condition to EQT’s entering into the Merger Agreement, Executive, in his capacity as a stockholder of the Employer who would receive the Merger Consideration (as defined in the Merger Agreement) in exchange for his shares of common stock of the Employer (“Stock”), has agreed to amend the term and geographic restrictions contained in the Agreement;
WHEREAS, the Employer, EQT and Executive express their intent to modify the Agreement in accordance with the terms of this Amendment; and
WHEREAS, Executive acknowledges and agrees that he is executing this Amendment freely and of his own volition following consultation with counsel of his choice and in exchange for the good and valuable consideration described below.
NOW, THEREFORE, the Employer, EQT and Executive, intending to be legally bound, hereby agree as follows:

1.	Acknowledgements.

(a)Executive acknowledges and agrees that he is executing this Amendment freely and of his own volition following consultation with counsel of his choice and, as an express inducement for EQT to enter into the Merger Agreement, and in exchange for good and valuable in consideration, including the benefits to be realized by Executive as a direct and indirect result of the Merger Agreement, including receipt of the Merger Consideration for each share of Stock that Executive holds (the value of which Merger Consideration exceeds the trading price of Stock at the time of the execution of this Amendment), EQT’s commitment to provide Executive with continued indemnification protection and directors’ and officers’ insurance coverage pursuant to the terms of the Merger Agreement, Executive’s eligibility for, and receipt of, certain severance and equity acceleration benefits as set forth in the Merger Agreement and the agreements related thereto, and such other benefits that Executive may receive under the Merger Agreement or that are otherwise related to the Closing (either alone or in connection with any other event).

(b)Executive further acknowledges and agrees that EQT, Employer and their affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. Executive further acknowledges and agrees that EQT, Employer and their affiliates have a legitimate business interest in and right to protect their confidential information, goodwill and employee, customer and other relationships, and that EQT, Employer and their affiliates would be seriously damaged by the disclosure of confidential information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges and agrees that EQT, Employer and their affiliates are entitled to protect and preserve the going concern value of EQT, Employer and their affiliates to the extent permitted by law.
(c)In light of the foregoing acknowledgments, Executive agrees that the covenants contained in the Agreement and this Amendment are reasonable and properly required for the adequate protection of the businesses and goodwill of EQT, Employer and their affiliates. Executive further acknowledges that, although Executive’s compliance with the covenants contained in the Agreement and this Amendment may prevent Executive from earning a livelihood in a business similar to the business of EQT, Employer and their affiliates, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.
(d)In light of the acknowledgements contained in this Section 1, Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, him contained in the Agreement, as amended by this Amendment.

2.Amendment. The parties agree to amend the Agreement as follows:

(a)    By adding the following to Section 6.3:
Nothing in this Agreement prohibits Executive from: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures (including of confidential information) that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (ii) disclosing trade secrets when the disclosure is solely for the purpose of: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (b) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (c) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. Any disclosures of trade secrets must be consistent with 18 U.S.C. §1833.
(b)    By deleting Section 8.1 of the Agreement and substituting the following:

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

“Business” means (a) during the period of Executive’s employment by the Employer or any of its affiliates, the business of developing and/or providing the products and services developed and/or provided by the Employer and its affiliates, and other products and services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with the Employer and its affiliates (as applicable), the business of developing and/or providing the products and services developed and/or provided by the Employer and its affiliates at the time of such termination of employment and other products and services that are functionally equivalent to the foregoing; provided, however, that if Executive’s termination of employment occurs within 60 days following the occurrence of a Change in Control, “Business” shall mean the business described in clauses (a) and (b) of this Section 8.1 as in existence immediately prior to the Change in Control.

“Competing Business” means any business, individual, partnership, firm, corporation, or other entity which, wholly or in any significant part, engages in any business competing with the Business in the Restricted Area. In no event will the Employer or any of its affiliates be deemed a Competing Business.

“Governmental Authority” means any governmental, quasigovernmental, state, county, city, or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations, and occupational, safety, and health standards or controls, including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period during which Executive is employed by the Employer or any of its affiliates and a period of three years following the date that Executive is no longer employed by the Employer or any of its affiliates.

“Restricted Area” shall mean the entire geographic location of the Appalachian Basin. For the geographic location of the Appalachian Basin, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.

(c)    By adding the following sentence to the end of Section 8.2(b) of the Agreement:

Notwithstanding the restrictions contained in Section 8.2(a), nothing in this Agreement shall restrict Executive from working for or providing services to an entity with a division that is (or business operations that constitute) a Competing Business, provided that such entity does not derive: (i) 25% or more of its total midstream revenues from operations in the Restricted Area, and (ii) 25% or more of its total upstream revenues from operations in the Restricted Area, so long as Executive does not provide any services directly (or any material services indirectly) to the division that is (or business operations that constitute) a Competing Business.

(d)    By deleting the final sentence of Section 8.2(c) of the Agreement and replace it with the following:

Notwithstanding the foregoing, the restrictions of clause (c) of this Section 8.2(c) shall not apply with respect to an officer who (i) responds to a general solicitation that is not specifically directed at officers and employees of the Employer or any of its affiliates, (ii) has been involuntarily terminated by the Employer or its affiliates or (iii) is entering into an amendment to an employment agreement or non-competition agreement in conjunction with the Merger Agreement and has terminated his or her employment with the Employer or its affiliates for “good reason” (as defined in the applicable employment agreement).

3.	Incorporation. This Amendment is hereby incorporated into the Agreement. Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

5.
Written Instrument; Amendment. The parties acknowledge that this Amendment is a written instrument and that by their signatures below they are agreeing to the terms and conditions contained in this Amendment. Further, the parties acknowledge and agree that the Agreement, as amended by this Amendment, may not be further amended without EQT’s prior written consent.

Signature Page to
Amendment to Employment Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

Rice Energy Inc. By: /s/ Daniel J. Rice IV Name: Daniel J. Rice IV Title: Chief Executive Officer	Executive: /s/ Grayson T. Lisenby Grayson T. Lisenby